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                                  EXHIBIT 22

                    HOUSE OF FABRICS, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT
                        ------------------------------



            Registrant owns 100% of all of the outstanding voting securities of each of the following corporations.


            Subsidiary                           State of Incorporation
            ----------                           ----------------------


      Fabricland, Inc.                              Oregon

      House of Fabrics of South Carolina, Inc.      South Carolina

      Metrolina Express, Inc.                       South Carolina

      Sofro Fabrics, Inc.                           Nevada

      Yardage Fair, Inc.                            California


            Registrant's consolidated financial statements include the accounts of the foregoing subsidiaries.




                                  Exhibit 22